EXHIBIT 8.1

March 25, 1998


Merrill Lynch, Pierce,                    Financial Security Assurance
Fenner & Smith Incorporated               350 Park Avenue
250 Vesey Street                          New York, New York 10022
World Financial Center, N. Tower
New York, New York 10281

PacificAmerica Money Center, Inc.         Moody's Investors Service, Inc.
21031 Ventura Boulevard                   99 Church Street
Woodland Hills, California                New York, New York 10007
 91364-2210

Bankers Trust Company                     Standard & Poor's Ratings Services
of California, N.A.                       26 Broadway
3 Park Plaza, 16th Floor                  New York, New York 10004-1064
Irvine, California 92614
                                          Merrill Lynch Mortgage Investors, Inc.
Wilmington Trust Company                  250 Vesey Street
1100 North Market Street                  World Financial Center, N. Tower
Wilmington, Delaware 19890                New York, New York 10281

---------------
---------------   Opinion: Closing/Tax Opinion
                  PacificAmerica Home Equity Loan Asset-Backed
                  Notes and Certificates, Series 1998-2V, CLASS A-V
---------------   -------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") and Merrill Lynch Mortgage Investors, Inc. ("MLMI") in connection with (i) the sale by PacificAmerica Money Center, Inc. (in such capacity, the "Seller") to MLMI of certain variable rate home equity loans (the "Home Equity Loans") under the Home Equity Loan Purchase Agreement, dated as of March 22, 1998 (the "Purchase Agreement"), among the Seller, PacificAmerica Home Equity Loan Trust Series 1998-2V, a Delaware business trust (the "Issuer" or the "Trust"), Bankers Trust Company of California, N.A. as indenture trustee (the "Indenture Trustee") and MLMI, (ii) the sale of the Home Equity Loans by MLMI to the Issuer pursuant to the Amended and Restated Trust Agreement, dated as of March 1, 1998 (the "Trust Agreement"), between MLMI and Wilmington Trust Company as owner trustee (the "Owner Trustee") and (iii) the Indemnification and Contribution Agreement (the "Contribution Agreement"), dated as of


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March 22, 1998, among the Underwriter, MLMI and the Seller.

         In exchange for the Home Equity Loans, the Issuer will issue the Pacific America Home Equity Loan Asset-Backed Notes, Series 1998-2V, Class A-V (the "Notes") and the Pacific America Home Equity Loan Asset-Backed Certificates, Series 1998-2V (the "Certificates"). The Notes will be issued under the Indenture, dated as of March 1, 1998 (the "Indenture"), between the Issuer and the Indenture Trustee, and will be secured by the Home Equity Loans and other assets pledged to the Indenture Trustee thereunder. The Issuer will enter into the Insurance Agreement, dated March 25, 1998 (the "Insurance Agreement"), among Financial Security Assurance, Inc. as insurer (the "Note Insurer"), the Seller, MLMI, the Indenture Trustee and the Issuer pursuant to which the Note Insurance Policy will be issued in favor of the Indenture Trustee for the benefit of the holders of the Notes. In connection with the Note Insurance Policy, the Note Insurer will enter into the Indemnification Agreement, dated as of March 25, 1998 (the "Indemnification Agreement"), among the Seller, the Underwriter and the Note Insurer.

         The Depositor will sell the Notes to the Underwriter pursuant to the Underwriting Agreement, dated March 22, 1998 (the "Underwriting Agreement"), between MLMI and the Underwriter. The Certificates will be issued and delivered to the Seller. The Home Equity Loans will be serviced pursuant to the Servicing Agreement, dated as of March 1, 1998 (the "Servicing Agreement"), among the Indenture Trustee, the Issuer, PacificAmerica Money Center, Inc.(in such capacity, the "Master Servicer"). The Master Servicer will initially delegate its servicing obligations to Advanta Mortgage Corp. USA pursuant to the Sub-Servicing Agreement, dated as of March 1, 1998 (the "Sub-Servicing Agreement"), between the Master Servicer and Advanta Mortgage Corp. USA.

         The documents evidencing the Home Equity Loans will be held by the Indenture Trustee. On the Closing Date, a portion of the proceeds of the sale of the Notes equal to the Original Pre- Funded Amount will be deposited in the Pre-Funding Account and a portion of the proceeds of the sale of the Notes equal to the Interest Coverage Amount will be deposited into the Interest Coverage Account, which accounts will be created under the Indenture and held by the Indenture Trustee, as security for the Noteholders, in segregated trust accounts established in the name of the Indenture Trustee. Moneys on deposit in the Pre-Funding Account will be used to fund the acquisition by the Issuer of certain additional home equity mortgage loans (the "Subsequent Mortgage Loans") from the Seller and, to the extent not so used, will be distributed to holders of the Notes. The Purchase Agreement, the Trust Agreement, the Indenture, the Insurance Agreement, the Servicing Agreement, the Sub-Servicing Agreement, the Contribution Agreement, the Indemnification Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements. This opinion is rendered pursuant to Section 5(d) of the Underwriting Agreement.

         In connection with rendering this opinion letter, we have examined the Agreements, the Notes and such other documents as we have deemed necessary. As to matters of fact, we have


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examined and relied upon representations, warranties and covenants of the parties contained therein and, where we have deemed appropriate, representations or certifications of officers of parties thereto. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, (iv) the conformity of the Home Equity Loans and the related documents to the requirements of the Agreements and (v) that there is not and will not be any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented.

         Our opinions set forth below are subject to the qualification that enforceability of each of the respective obligations of the parties under any agreement is subject to (i) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the rights of creditors and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement, except for the considerations referred to in foregoing clause
(iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are involved in the representation of parties to the transactions described herein. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering the opinion in paragraph 10 below, we have assumed that
(i) each such Mortgage Note is endorsed in the name of the Indenture Trustee or its nominee which has been delivered to the Indenture Trustee pursuant to and in accordance with the Indenture, (ii) the Indenture Trustee is not and will not be directly or indirectly controlled by MLMI or the Trust or any of their respective affiliates, (iii) the Indenture Trustee does not have any knowledge of any adverse claim with respect to the Home Equity Loans, (iv) the Indenture Trustee has taken and will maintain possession of the Home Equity Loans in the State of California, (v) the necessary filings will be made to maintain the effectiveness of the Financing Statements, which will include


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the filing of continuation statements within six (6) months prior to the expiration of the initial effective period of each Financing Statement and within six (6) months prior to the expiration of each subsequent effective period, and will also include such other filings as may be occasioned by any change of name of MLMI or the Trust, any change of location of the executive office or principal place of business of the MLMI or the Trust and any transfer of any interest in the Home Equity Loans, (vi) the Trust has or will have rights in the Home Equity Loans, sufficient for the grant of the security interest and
(vii) the principal places of business and chief executive offices of MLMI and the Trust are located either at 250 Vesey Street, World Financial Center, New York, New York 10048 or in the State of Delaware.

         In rendering the opinion in paragraph 10 below, we also note that (A) the security interest of the Indenture Trustee in proceeds of the Home Equity Loans is limited to the extent that such security interest will be perfected in proceeds of the Home Equity Loans only if possession thereof is obtained or other appropriate action is taken with respect to such proceeds in accordance with the provisions of applicable law in order to perfect the security interest and (B) the perfection of the security interest of the Indenture Trustee in any Home Equity Loan may be governed by laws other than those of the States of Delaware, New York and California to the extent that any Mortgage Note constituting or evidencing any such Home Equity Loan becomes located in a jurisdiction other than the State of California or to the extent that the principal place of business or chief executive office of MLMI or the Trust becomes located in a jurisdiction other than the States of New York or Delaware.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal law of the United States, the law of the State of New York and the corporate law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

                  i. Both MLMI and the Underwriter have been duly organized and are validly existing and in good standing under the laws of the state of Delaware and each is duly qualified to transact business, and is in good standing, in each jurisdiction within the United States in which such qualification is required to carry out the transactions contemplated by the Agreements.

                  ii. The Registration Statement has become effective under the Securities Act of 1933, as amended (the "1933 Act"), and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and not withdrawn, and no proceedings for that purpose have been instituted or threatened under 1933 Act
                                    Section 8(d).



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                  iii.              The Registration Statement at the Effective
                                    Date, and the Prospectus as of the date of the Prospectus Supplement, other than any financial or statistical information, Computational Materials or ABS Term Sheets contained or incorporated by reference therein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

                  iv. The statements made in the Prospectus under the heading "Description of the Securities," insofar as such statements purport to summarize certain provisions of the Agreements and the Notes, provide a fair summary of such provisions. The statements made in the Basic Prospectus and the Prospectus Supplement, as the case may be, under the headings "Federal Income Tax Consequences", "Legal Investment", "Certain Legal Aspects of Mortgage Loans,-- Alternative Mortgage Instruments" and "ERISA Considerations", to the extent that they constitute matters of State of New York or federal law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Notes, are correct in all material respects with respect to those consequences or matters that are discussed therein.

                  v. To our knowledge, there are no material contracts, indentures or other documents (not including Computational Materials or ABS Term Sheets) of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement other than those described or referred to therein or filed or incorporated by reference as exhibits thereto.

                  vi. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

                  vii. Neither MLMI nor the Trust is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  viii. Assuming the due execution, delivery and performance by PacificAmerica Money Center, Inc., as seller or master servicer, of the Agreements, the consummation of the transactions contemplated by the Agreements to which it is a party to does not and will not violate any applicable State of New York law and regulation and is enforceable under the laws of the State of New York against PacificAmerica Money Center, Inc. in accordance with its terms.


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                  ix.               The Notes, assuming the authentication
                                    thereof in accordance with the Indenture and the delivery to and payment therefor by the Underwriter in accordance with the Underwriting Agreement, are legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms and entitled to the benefits of the Indenture under the laws of the State of New York.

                  x. The Agreements and the filing of the Financing Statements in the Filing Offices create for the benefit of the Indenture Trustee, as secured party on behalf of the Noteholders, a valid, perfected security interest in each Home Equity Loan and the proceeds thereof, which security interest is prior to all other security interests.

                  xi. The execution, delivery and performance by the Underwriter and MLMI and the consummation of the transactions contemplated by the Agreements to which either the Underwriter or MLMI is a party do not and will not violate any applicable State of New York law and regulation and is enforceable under the laws of the State of New York against the Underwriter and MLMI in accordance with its terms.

                  xii. Assuming compliance with the provisions of the Agreements, for federal income tax purposes, the Issuer will not be classified as an association taxable as a corporation, a publicly traded partnership taxable as a corporation or a taxable mortgage pool, and the Notes will be characterized as indebtedness.

         13.      The Trust is a "business trust" as that term is used in
                  Section 101(9)(v) of Title 11 of the United States Code.

         14. Each of the Underwriter and MLMI is a corporation in good standing under the laws of the State of Delaware and each has the corporate power and authority to enter into and perform its obligations under each of the Agreements.


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         This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity, except to any rating agency or accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be disclosed as provided herein, or as otherwise required by law.

                                            Very truly yours,

                                            Thacher Proffitt & Wood

                                            By